Exhibit 15.01

July 28, 2014

To the Board of Directors and Stockholders of
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT 06155

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries for the three-month periods ended March 31, 2014 and 2013, and have issued our report dated April 30, 2014. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, as amended, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Hartford, Connecticut